Exhibit 99.1
Milacron Holdings Corp. Reports Second Quarter 2016 Results
2016 Second Quarter Overview

•	Sales of $308.1 million increased 3.4%, on a constant currency basis (1.6% organic, 1.8% acquisition)

•	Operating earnings (GAAP) were $35.7 million; Adjusted EBITDA (non-GAAP) increased 3.2% to $57.8 million

•	Diluted EPS (GAAP) of $0.18; Diluted adjusted EPS (non-GAAP) of $0.41

•	Free Cash Flow of $12.6 million, versus $(7.5) million in the prior year

Cincinnati - July 28, 2016 - Milacron Holdings Corp. (“Milacron”) (NYSE: MCRN), a leading industrial technology company serving the plastic processing industry, today announced financial results for the second quarter ended June 30, 2016.

	Three Months Ended June 30,
In millions (except per share data)	2Q'16	2Q'15	Change	% Change (Constant Currency)
Sales	$308.1	$301.3	2.3%	3.4%
Operating earnings	$35.7	$19.6	82.1%
Adjusted EBITDA (1)	$57.8	$56.0	3.2%
% of sales	18.8%	18.6%	+20 bps
Diluted EPS	$0.18	$(0.51)	NMF
Diluted adjusted EPS (1) (2)	$0.41	$0.35	17.1%
Free cash flow	$12.6	$(7.5)	$20.1

	Six Months Ended June 30,
In millions (except per share data)	2016	2015	Change	% Change (Constant Currency)
Sales	$585.4	$580.5	0.8%	2.6%
Operating earnings	$67.7	$27.0	150.7%
Adjusted EBITDA (1)	$104.9	$100.5	4.4%
% of sales	17.9%	17.3%	+60 bps
Diluted EPS	$0.32	$(0.82)	NMF
Diluted adjusted EPS (1) (2)	$0.68	$0.56	21.4%
Free cash flow	$29.1	$(21.9)	$51.0
(1) See non-GAAP reconciliations included in the accompanying financial tables for the reconciliation of each non- GAAP measure to its most directly comparable GAAP measure.
(2) Represents fully diluted earnings per share for the three and six month periods ended June 30, 2015 on a pro-forma basis; calculation uses the total diluted shares used for the three and six month periods June 30, 2016 (70.2 and 70.0 million shares, respectively).

NMF - Not Meaningful
“Milacron delivered excellent organic sales growth in the second quarter versus a tough year over year comparable and a soft macro environment." said Milacron Chief Executive Officer, Tom Goeke. "The second quarter developed in line with our expectations, as continued end market and geographic stabilization led to organic sales growth within our APPT and MDCS segments. Orders were robust at 8.5% constant currency growth, driven by our APPT and MDCS segments. We also continue to make great progress in bringing new technology to the market as we shipped the first Klear Can system, a revolutionary innovation that delivers the benefits of plastic in a striking, proven, durable can design, as well as gained additional commercial traction with our co-injected recyclable coffee pods. We remain on track to deliver our full year commitment in line with our previously stated guidance."

Milacron Chief Financial Officer, Bruce Chalmers, added, "Our adjusted EBITDA for the quarter was slightly ahead of our expectations with a 20 basis point improvement, driven by favorable mix within our MDCS segment and the benefits of our general fixed cost optimization actions from the prior year in our Fluids segment. We are also pleased that our free cash flow generation in the second quarter maintained its early 2016 momentum, as our financial flexibility continues to increase."
Second Quarter Results
For the second quarter of 2016, sales of $308.1 million increased 2.3% from sales of $301.3 million in the same period a year ago. Excluding the unfavorable effects of currency movements and the impact of the CanGen acquisition, organic sales for the second quarter of 2016 increased 1.6% versus the prior year period. Operating earnings for the second quarter of 2016 increased 82.1% to $35.7 million compared to operating earnings of $19.6 million in the prior period. Adjusted EBITDA for the second quarter of 2016 increased 3.2% to $57.8 million, or 18.8% of sales, compared to Adjusted EBITDA of $56.0 million, or 18.6% of sales, in the prior year period. Net earnings totaled $12.9 million, or $0.19 per basic and $0.18 per diluted share, in the second quarter of 2016 compared to a net loss of $27.2 million, or a loss of $0.51 per basic and diluted share, in the prior year period. Adjusted net income totaled $29.0 million, or $0.41 per diluted share, in the second quarter of 2016 compared to adjusted net income of $24.6 million in the prior year period.
Year-to-Date Results
For the first six months of 2016, sales of $585.4 million increased 0.8% from sales of $580.5 million in the same period a year ago. Excluding the unfavorable effects of currency movements and the impact of the CanGen acquisition, organic sales for the first six months of 2016 increased 0.8% versus the prior year period. Operating earnings for the first six months of 2016 increased 150.7% to $67.7 million compared to operating earnings of $27.0 million in the prior year period. Adjusted EBITDA for the first six months of 2016 increased 4.4% to $104.9 million, or 17.9% of sales, compared to Adjusted EBITDA of $100.5 million, or 17.3% of sales, in the prior year period. Net earnings totaled $22.7 million, or $0.34 per basic and $0.32 per diluted share, in the first six months of 2016 compared to a net loss of $43.1 million, or a loss of $0.82 per basic and diluted share, in the prior year period. Adjusted net income totaled $47.8 million, or $0.68 per diluted share, in the first six months of 2016 compared to adjusted net income of $39.0 million in the prior year period.
Segment Results
Advanced Plastic Processing Technologies (APPT)
Sales for the second quarter of 2016 were $179.0 million compared to $171.2 million in the same period a year ago. Excluding $1.5 million of unfavorable effects of currency movements, sales increased 5.4% over the prior year period. Operating earnings for the second quarter of 2016 increased 20.2% to $15.5 million compared to operating earnings of $12.9 million in the prior year period. Adjusted EBITDA in the second quarter increased 2.6% to $23.3 million, or 13.0% of sales, from Adjusted EBITDA of $22.7 million, or 13.3% of sales, in the prior year period.
For the first six months of 2016, sales were $335.1 million compared to $325.2 million in the same period a year ago. Excluding $4.6 million of unfavorable effects of currency movements, sales increased 4.5% over the prior year period. Operating earnings for the first six months of 2016 increased 9.1% to $25.3 million compared to operating earnings of $23.2 million in the prior year period. Adjusted EBITDA for the first six months was flat at $39.9 million, or 11.9% of sales, versus Adjusted EBITDA of $39.9 million, or 12.3% of sales, in the prior year period.
Melt Delivery & Control Systems (MDCS)
Sales for the second quarter of 2016 were $100.5 million compared to $100.5 million in the same period a year ago. Excluding $1.2 million of unfavorable effects of currency movements, sales increased 1.2% over the prior year period. Operating earnings for the second quarter of 2016 increased 14.6% to $24.3 million compared to operating earnings of $21.2 million in the prior year period. Adjusted EBITDA in the second quarter increased 2.2% to $33.0 million, or 32.8% of sales, from Adjusted EBITDA of $32.3 million, or 32.1% of sales, in the year ago quarter.
For the first six months of 2016, sales were $193.5 million compared to sales of $197.3 million in the same period a year ago. Excluding $3.7 million of unfavorable effects of currency movements, sales were essentially flat versus the prior year period. Operating earnings for the first six months of 2016 increased 117.8% to $52.5 million compared to operating earnings of $24.1 million in the prior year period. Adjusted EBITDA for the first six months increased 6.1% to $64.0 million, or 33.1% of sales, from Adjusted EBITDA of $60.3 million, or 30.6% of sales, in the prior year period.

Fluid Technologies
Sales for the second quarter of 2016 were $28.6 million compared to $29.6 million in the same period a year ago. Excluding $0.6 million of unfavorable effects of currency movements, sales decreased 1.4% over the prior year period. Operating earnings for the second quarter of 2016 increased 31.6% to $5.0 million compared to operating earnings of $3.8 million in the prior year period. Adjusted EBITDA in the second quarter increased 3.2% to $6.5 million, or 22.7% of sales, from Adjusted EBITDA of $6.3 million, or 21.3% of sales, in the year ago quarter.
For the first six months of 2016, sales were $56.8 million compared to sales of $58.0 million in the same period a year ago. Excluding $1.7 million of unfavorable effects of currency movements, sales increased 0.9% over the prior year period. Operating earnings for the first six months of 2016 increased 37.9% to $9.1 million compared to operating earnings of $6.6 million in the prior year period. Adjusted EBITDA for the first six months increased 10.5% to $12.6 million, or 22.2% of sales, from Adjusted EBITDA of $11.4 million, or 19.7% of sales, in the prior year period.
Additional Financial Information

Milacron ended the second quarter of 2016 with cash and cash equivalents of $99.1 million and total debt of $953.9 million at June 30, 2016, resulting in net debt of $854.8 million and a net total leverage ratio of 3.9x.

Outlook
Milacron reaffirms fiscal 2016 guidance of 0% to 2% organic sales growth and adjusted EBITDA margins to be between 18.5% and 19.0%. Additionally, the Company expects capital expenditures of approximately $50 to $55 million, interest expense to be approximately $60 million, cash taxes to be between $30 to $35 million, an effective tax rate of approximately 30% and shares outstanding to remain flat in 2016.
Conference Call
Milacron will host a conference call to discuss its second quarter 2016 financial results at 8 a.m. Eastern Time on July 28, 2016. The live webcast of the call can be accessed at the Milacron Investor Relations website at http://investors.milacron.com, along with the company's earnings press release and related presentation materials. The U.S. dial-in for the call is 1-877-407-8037 (1-201-689-8037 for non-U.S. callers). A replay of the conference call will be available until August 11, 2016 at 11:59 p.m. Eastern Time, while an archived version of the webcast will be available on the Milacron Investor Relations website for 90 days. The U.S. dial-in for the conference call replay is 1-877-660-6853 (1-201-612-7415). The replay access code is 13635788.
About Milacron
Milacron is a global leader in the manufacture, distribution and service of highly engineered and customized systems within the plastic technology and processing industry. Milacron is the only global company with a full-line product portfolio that includes hot runner systems, injection molding, blow molding and extrusion equipment.

Forward-Looking Statements
This press release contains forward-looking statements. The words “believe,” “expect,” “anticipate,” "plan," “intend,” "should," “estimate” and other expressions that are predictions of or indicate future events and trends and that do not relate to historical matters identify forward-looking statements. You should not place undue reliance on these forward-looking statements. Although forward-looking statements reflect management’s good faith beliefs, reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements speak only as of the date the statements are made. Except as required by law, Milacron undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise. These forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to demand for our products being significantly affected by general economic conditions, any decline in the use of plastic, the competitiveness of the industries in which we operate and the financial resources of our competitors, our ability to successfully develop and implement strategic initiatives to increase cost savings and improve operating margins and the other risk factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2015, as filed with the SEC on March 2, 2016, and other SEC filings, copies of which are available free of charge on our website at investors.milacron.com.

Non-GAAP Financial Measures

We prepare our financial statements in conformity with United States generally accepted accounting principles ("U.S. GAAP"). To supplement this information, we also use the following non-GAAP financial measures: Adjusted EBITDA and Adjusted Net Income. Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies.

Adjusted EBITDA

Adjusted EBITDA represents net income before interest expense, taxes, depreciation and amortization, as further adjusted for the other items reflected in the reconciliation table set forth below. Adjusted EBITDA is a measure used by management to measure operating performance. Adjusted EBITDA is not a presentation made in accordance with U.S. GAAP, is not a measure of financial condition or profitability, and should not be considered as an alternative to net earnings (loss) determined in accordance with U.S. GAAP or operating cash flows determined in accordance with U.S. GAAP or any other performance measure derived in accordance with U.S. GAAP and should not be construed as an inference that our future results will be unaffected by unusual non-recurring items. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not include certain cash requirements such as interest payments, tax payments, debt service requirements and certain other cash costs that may recur in the future.

We view Adjusted EBITDA as a key measure of our performance. We present Adjusted EBITDA not only due to its importance for purposes of our credit agreements but also because it assists us in comparing our performance across reporting periods on a consistent basis as it excludes items that we do not believe are indicative of our core operating performance. Our management uses Adjusted EBITDA:

•	as a measurement used in evaluating our consolidated and segment-level operating performance on a consistent basis;

•	to calculate incentive compensation for our employees

•	for planning purposes, including the preparation of our internal annual operating budget;

•	to evaluate the performance and effectiveness of our operational strategies; and

•	to assess compliance with various metrics associated with our debt agreements.

We believe that the inclusion of Adjusted EBITDA is useful to provide additional information to investors about certain material non-cash items as well as items considered to be one-time or non-recurring to the operations of the business. While we believe these financial measures are commonly used by investors to evaluate our performance and that of our competitors, because not all companies use identical calculations, this presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies and should not be considered as an alternative to performance measures derived in accordance with U.S. GAAP. Adjusted EBITDA is calculated as net earnings (loss) before income tax expense, interest expense, net, depreciation and amortization further adjusted to exclude other items as reflected in the reconciliation table below.

In evaluating Adjusted EBITDA, you should be aware that in the future we will incur expenses such as those used in calculating Adjusted EBITDA. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by usual or non-recurring items. Because of these limitations, Adjusted EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our U.S. GAAP results and using Adjusted EBITDA only supplementary.

Adjusted Net Income

Adjusted Net Income measures our operating performance by adjusting net earnings (loss) to exclude amortization expense, non-cash currency effect on intercompany loans, organizational redesign costs, long-term equity awards and shareholder fees, acquisition integration costs, professional services and certain other non-recurring items. Management uses this measure to evaluate our core operating results as it excludes certain items whose fluctuations from period-to-period do not necessarily correspond to changes in the core operations of the business, but includes certain items such as depreciation, interest expense and interest tax expense, which are otherwise excluded from Adjusted EBITDA. We believe the presentation of Adjusted Net Income enhances our investors’ overall understanding of the financial performance and cash flow of our business. You should not consider Adjusted Net Income as an alternative to net earnings (loss), determined in accordance with U.S. GAAP, as an indicator of operating performance.

Adjusted Earnings Per Share

Adjusted Earnings Per Share is defined as Adjusted Net Income divided by diluted weighted average shares outstanding. We believe Adjusted Earnings Per Share is useful to investors because it measures our operating performance, on a per share basis, by adjusting net earnings (loss), on a per share basis, to exclude amortization expense, non-cash currency effect on intercompany loans, organizational redesign costs, long-term equity awards and shareholder fees, acquisition integration costs, professional services and certain other non-recurring items. We believe the presentation of Adjusted Earnings Per Share enhances our investors’ overall understanding of the financial performance and cash flow of our business. You should not consider Adjusted Earnings Per Share as an alternative to earnings per share, determined in accordance with U.S. GAAP, as an indicator of operating performance.

Contacts:

For more information, contact:
Investor Relations Contact:
Mac Jones, Milacron
Mac_Jones@milacron.com
513-487-5057

Media Contact:
Michael Ellis, Milacron
Michael_Ellis@milacron.com
905-877-0185 ext. 354

MILACRON HOLDINGS CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2016 (Unaudited)	December 31, 2015
	(in millions)
Assets
Current assets:
Cash and cash equivalents	$99.1	$67.5
Accounts receivable, net	201.3	204.4
Inventories, net:
Raw materials	84.4	81.1
Work-in-process	47.5	48.3
Finished products	113.8	109.5
Total inventories	245.7	238.9
Prepaid and other current assets	56.1	38.6
Total current assets	602.2	549.4
Property and equipment, net	221.3	221.8
Goodwill	527.7	530.1
Intangible assets, net	370.1	380.1
Other noncurrent assets	13.6	14.9
Total assets	$1,734.9	$1,696.3
Liabilities and shareholders’ equity
Current liabilities:
Short-term borrowings	$7.5	$7.4
Long-term debt and capital lease obligations due within one year	0.2	0.4
Accounts payable	77.9	79.2
Advanced billings and deposits	47.4	39.7
Accrued salaries, wages and other compensation	31.3	30.8
Accrued interest	13.9	13.9
Other current liabilities	60.0	52.5
Total current liabilities	238.2	223.9
Long-term debt and capital lease obligations	932.8	931.9
Deferred income tax liabilities	64.4	66.2
Accrued pension liabilities	25.3	25.2
Other noncurrent accrued liabilities	9.6	8.2
Total liabilities	1,270.3	1,255.4
Shareholders’ equity:
Preferred stock	—	—
Common stock	0.7	0.7
Capital in excess of par value	653.6	648.7
Retained deficit	(76.7)	(99.4)
Accumulated other comprehensive loss	(113.0)	(109.1)
Total shareholders’ equity	464.6	440.9
Total liabilities and shareholders’ equity	$1,734.9	$1,696.3

MILACRON HOLDINGS CORP.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
	(in millions, except share and per share data)

Net sales	$308.1	$301.3	$585.4	$580.5
Cost of sales	200.8	197.1	382.0	378.4
Manufacturing margins	107.3	104.2	203.4	202.1
Operating expenses:
Selling, general and administrative expenses	63.9	72.1	126.7	138.3
Amortization expense	8.0	9.2	15.7	18.6
(Gain) loss on currency translation	(1.2)	(1.3)	(8.0)	9.9
Other expense, net	0.9	4.6	1.3	8.3
Total operating expenses	71.6	84.6	135.7	175.1
Operating earnings	35.7	19.6	67.7	27.0
Interest expense, net	15.1	18.4	30.4	36.8
Loss on debt extinguishment	—	22.2	—	22.2
Earnings (loss) before income taxes	20.6	(21.0)	37.3	(32.0)
Income tax expense	7.7	6.2	14.6	11.1
Net earnings (loss)	$12.9	$(27.2)	$22.7	$(43.1)

Weighted average shares outstanding:
Basic	67,419,130	53,237,740	67,299,239	52,765,856
Diluted	70,208,768	53,237,740	69,979,425	52,765,856

Earnings (loss) per share:
Basic	$0.19	$(0.51)	$0.34	$(0.82)
Diluted	$0.18	$(0.51)	$0.32	$(0.82)

MILACRON HOLDINGS CORP.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended June 30,
	2016	2015
	( in millions)
Operating activities
Net earnings (loss)	$22.7	$(43.1)
Adjustments to reconcile net earnings (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	29.8	32.2
Unrealized (gain) loss on currency translation of intercompany advances	(7.3)	10.2
Amortization of deferred financing costs	1.9	2.2
Loss on debt extinguishment	—	8.4
Trademark impairment	—	2.2
Non-cash stock-based compensation expense	2.4	6.8
Deferred income taxes	(1.6)	0.4
Changes in assets and liabilities:
Accounts receivable	3.1	(12.8)
Inventories	(6.8)	(21.8)
Prepaid and other current assets	(10.9)	(0.5)
Accounts payable	(0.1)	5.9
Advanced billings and deposits	7.6	(4.2)
Other current liabilities	4.6	7.2
Other noncurrent assets	2.7	(2.1)
Other noncurrent accrued liabilities	1.3	(0.7)
Net cash provided by (used in) operating activities	49.4	(9.7)
Investing activities
Purchases of property and equipment	(20.9)	(26.8)
Proceeds from disposals of property and equipment	0.6	0.8
Net cash used in investing activities	(20.3)	(26.0)
Financing activities
Proceeds from issuance of long-term debt (original maturities longer than 90 days)	—	795.3
Payments on long-term debt and capital lease obligations (original maturities longer than 90 days)	(0.7)	(873.9)
Net increase (decrease) in short-term borrowings (original maturities of 90 days or less)	0.2	(1.0)
Dividends paid	—	(144.6)
Proceeds from issuance of common stock	—	285.7
Initial public offering issuance costs	—	(20.4)
Proceeds from exercise of stock options	2.5	0.1
Debt issuance costs	—	(6.2)
Net cash provided by financing activities	2.0	35.0
Effect of exchange rate changes on cash	0.5	(2.3)
Increase (decrease) in cash and cash equivalents	31.6	(3.0)
Cash and cash equivalents at beginning of period	67.5	81.5
Cash and cash equivalents at end of period	$99.1	$78.5

MILACRON HOLDINGS CORP.

SALES BY BUSINESS SEGMENT
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
	( in millions)
Sales by segment:
Advanced Plastic Processing Technologies	$179.0	$171.2	$335.1	$325.2
Melt Delivery and Control Systems	100.5	100.5	193.5	197.3
Fluid Technologies	28.6	29.6	56.8	58.0
Total	$308.1	$301.3	$585.4	$580.5

MILACRON HOLDINGS CORP.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
	(in millions)
Net earnings (loss)	$12.9	$(27.2)	$22.7	$(43.1)
Amortization expense	8.0	9.2	15.7	18.6
Currency effect on intercompany advances (a)	(0.3)	(1.2)	(7.3)	10.2
Organizational redesign costs (b)	5.8	5.6	8.9	10.9
Long-term equity awards and shareholder fees (c)	0.7	9.8	3.0	11.1
Debt costs (d)	—	23.1	—	23.1
Acquisition integration costs (e)	—	1.2	—	3.5
Professional services (f)	1.0	2.0	2.1	2.7
Fair market value adjustments (g)	—	—	0.3	—
Annual effective tax rate adjustment (h)	1.0	—	2.0	—
Other (i)	(0.1)	2.1	0.4	2.0
Adjusted Net Income	$29.0	$24.6	$47.8	$39.0
Income tax expense (h)	6.7	6.2	12.6	11.1
Interest expense, net	15.1	18.4	30.4	36.8
Depreciation expense	7.0	6.8	14.1	13.6
Adjusted EBITDA	$57.8	$56.0	$104.9	$100.5

(a)
Non-cash currency effect on intercompany advances primarily relates to advances denominated in foreign currencies. The most significant exposure relates to the Canadian dollar pursuant to intercompany advances within the MDCS segment.

(b)
Organizational redesign costs in the three months ended June 30, 2016 primarily include $2.1 million for termination costs as a result of eliminated positions, $1.7 million of costs related to the shutdown of facilities and $0.2 million of costs related to relocating our facility in Belgium to the Czech Republic. Organizational redesign costs in the six months ended June 30, 2016 primarily included $3.3 million for termination costs as a result of eliminated positions, $2.4 million of costs related to the shutdown of facilities and $0.5 million of costs related to relocating our facility in Belgium to the Czech Republic. Organizational redesign costs in the three months ended June 30, 2015 primarily included $1.3 million of severance and $2.0 million of one-time project costs related to relocating our facilities in Belgium and Italy to the Czech Republic, $0.8 million for termination costs as a result of eliminated positions, and $0.5 million of costs related to the restructuring of Fluids' footprint in Europe. Organizational redesign costs in the six months ended June 30, 2015 primarily included $3.9 million of severance and $2.5 million of one-time project costs related to relocating our facilities in Belgium and Italy to the Czech Republic, $2.3 million for termination costs as a result of eliminated positions, $0.5 million of costs related to the restructuring of Fluids' footprint in Europe, and $0.4 million of costs related to the transition of positions to low-cost countries.

(c)
Long-term equity awards and shareholder fees include the charges associated with stock-based compensation awards granted to certain executives and independent directors and a cash advisory fee paid to CCMP in the three and six months ended June 30, 2016 and 2015. The cash advisory payment to CCMP ceased as of the effective date of our initial public offering IPO.

(d)
Debt costs incurred during the three and six months ended June 30, 2015 included $22.2 million of debt extinguishment costs and $0.9 million of fees related to the new senior secured term loan facility due September 2020.

(e)
Acquisition integration costs in the three and six months ended June 30, 2015 included $0.6 million and $2.0 million, respectively, of costs related to the Kortec, Inc. ("Kortec"), TIRAD s.r.o. ("TIRAD") and Mold-Masters acquisitions for product line integration and other strategic alignment initiatives. In addition, in the three and six months ended June 30, 2015, we incurred $0.5 million and $1.3 million, respectively, of costs to introduce the integration and new branding of all Milacron companies.

(f)
Professional fees in the three and six months ended June 30, 2016 included $1.0 million and $2.1 million, respectively, of costs for strategic organizational initiatives. Professional fees in the three and six months ended June 30, 2015 included $1.8 million and $2.2 million, respectively, of fees for readiness initiatives associated with our IPO and $0.1 million and $0.4 million, respectively, of costs for strategic organizational initiatives.

(g)	Non-cash fair market value adjustments relate to acquisition accounting for the fair market value of inventory as part of our acquisition of CanGen Holdings, Inc. in the fourth quarter of 2015.

(h)
The annual effective tax rate adjustment primarily includes the impact to the tax provision utilizing the annual effective tax rate recomputed with anticipated tax rate reductions that have not been recognized for U.S. GAAP purposes as the Company is awaiting regulatory approval.  The reductions have historically been approved, or are expected to be approved, although there are no guarantees that the regulatory authorities will accept the Company’s applications. In addition, the adjustment includes the impact of interim and intra-period tax expense and benefits that are expected to reverse in subsequent periods as well as the tax benefit associated with reconciling net earnings (loss) to adjusted net income.

(i)
Other costs for the six months ended June 30, 2016 includes the write-off of a $0.5 million non-trade receivable. Other costs for the three and six months ended June 30, 2015 include a non-cash charge of $2.2 million related to the impairment of certain trademarks.

MILACRON HOLDINGS CORP.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
	(in millions)
Operating earnings (loss):
APPT	$15.5	$12.9	$25.3	$23.2
MDCS	24.3	21.2	52.5	24.1
Fluids	5.0	3.8	9.1	6.6
Corporate	(9.1)	(18.3)	(19.2)	(26.9)
Total operating earnings	35.7	19.6	67.7	27.0
Adjustments to operating earnings:
APPT Adjustments:
Depreciation and amortization	4.9	5.1	10.0	10.4
Organizational redesign costs (b)	2.8	2.0	4.2	3.0
Acquisition integration costs (e)	—	0.3	—	0.9
Professional services (f)	0.1	0.2	0.1	0.2
Fair market value adjustments (g)	—	—	0.3	—
Other (h)	—	2.2	—	2.2
Total APPT Adjustments	7.8	9.8	14.6	16.7
MDCS Adjustments:
Depreciation and amortization	8.5	9.1	16.7	18.2
Currency effect on intercompany advances (a)	(0.8)	(1.1)	(7.1)	10.0
Organizational redesign costs (b)	0.9	2.5	1.9	6.1
Acquisition integration costs (e)	—	0.7	—	2.1
Professional services (f)	0.1	—	0.1	—
Other (h)	—	(0.1)	(0.1)	(0.2)
Total MDCS Adjustments	8.7	11.1	11.5	36.2
Fluids Adjustments:
Depreciation and amortization	1.3	1.7	2.7	3.4
Organizational redesign costs (b)	0.2	0.8	0.3	1.3
Professional services (f)	—	—	—	0.1
Other (h)	—	—	0.5	—
Total Fluids Adjustments	1.5	2.5	3.5	4.8
Corporate Adjustments:
Depreciation and amortization	0.3	0.1	0.4	0.2
Currency effect on intercompany advances (a)	0.5	(0.1)	(0.2)	0.2
Organizational redesign costs (b)	1.9	0.3	2.5	0.5
Long-term equity awards and shareholder fees (c)	0.7	9.8	3.0	11.1
Debt costs (d)	—	0.9	—	0.9
Acquisition integration costs (e)	—	0.2	—	0.5
Professional services (f)	0.8	1.8	1.9	2.4
Other (h)	(0.1)	—	—	—
Total Corporate Adjustments	4.1	13.0	7.6	15.8
Adjusted EBITDA:
APPT	23.3	22.7	39.9	39.9
MDCS	33.0	32.3	64.0	60.3
Fluids	6.5	6.3	12.6	11.4
Corporate	(5.0)	(5.3)	(11.6)	(11.1)
Total Adjusted EBITDA	$57.8	$56.0	$104.9	$100.5

(a)
Non-cash currency effect on intercompany advances primarily relates to advances denominated in foreign currencies. The most significant exposure relates to the Canadian dollar pursuant to intercompany advances within the MDCS segment.

(b)
Organizational redesign costs in the three months ended June 30, 2016 primarily included $1.7 million of costs related to the shutdown of facilities in APPT and $2.1 million for termination costs as a result of eliminated positions across all segments. Organization redesign costs in the six months ended June 30, 2016 included $2.4 million of costs related to the shutdown of facilities in APPT and $0.5 million of costs related to relocating our facility in Belgium to the Czech Republic in MDCS. In the six months ended June 30, 2016, organizational redesign costs across all segments included $3.3 million for termination costs as a result of eliminated positions. Organizational redesign costs for MDCS in the three months ended June 30, 2015 included $1.6 million of one-time project costs related to relocating our Belgium warehouse to the Czech Republic. Organizational redesign costs in APPT in the three months ended June 30, 2015 included $1.3 million of severance and $0.3 million of other one-time project costs related to relocating our operation in Italy to the Czech Republic. Organizational redesign costs incurred in the Fluids segment in the three months ended June 30, 2015 included $0.5 million of one-time project costs related to restructuring the segment's European footprint. In the three and six months ended June 30, 2015, organizational redesign costs across all segments included $0.8 million and $2.3 million, respectively, for termination costs as a result of eliminated positions and $0.1 million and $0.4 million, respectively, of costs related to the transition of positions to low-cost countries.

(c)
Long-term equity awards and shareholder fees in Corporate include the charges associated with stock-based compensation awards granted to certain executives and independent directors and a cash advisory fee paid to CCMP during the three and six months ended June 30, 2016 and 2015. The cash advisory payment to CCMP ceased as of the effective date of our IPO.

(d)	Debt costs incurred during the three and six months ended June 30, 2015 included $0.9 million of fees related to the new senior secured term loan facility due September 2020.

(e)
Acquisition integration costs for MDCS in the three and six months ended June 30, 2015 include $0.6 million and $2.0 million related to the TIRAD and Mold-Masters acquisitions for product line integration and other strategic alignment initiatives, respectively. In addition, APPT and Corporate acquisition integration costs for the three and six months ended June 30, 2015 include $0.4 million and $1.2 million of one-time costs to introduce the integration and new branding of all Milacron companies, respectively.

(f)
Professional fees incurred by Corporate in the three and six months ended June 30, 2016 included $1.0 million and $2.1 million of costs for strategic organizational initiatives, respectively. Professional fees incurred by Corporate in the three and six months ended June 30, 2015 included $1.7 million and $2.1 million for readiness initiatives related to our IPO, respectively.

(g)	Non-cash fair market value adjustments relate to acquisition accounting for the fair market value of inventory as part of our acquisition of CanGen Holdings, Inc. in the fourth quarter of 2015.

(h)
Other costs for the six months ended June 30, 2016 includes the write-off of a $0.5 million non-trade receivable. Other costs for APPT for the three and six months ended June 30, 2015 included a non-cash charge of $2.2 million related to the impairment of certain trademarks.

MILACRON HOLDINGS CORP.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
	(in millions, except per share data)
GAAP diluted earnings (loss) per share (a)	$0.18	$(0.39)	$0.32	$(0.62)
Amortization expense	0.12	0.13	0.22	0.27
Currency effect on intercompany advances	—	(0.02)	(0.10)	0.14
Organizational redesign costs	0.08	0.08	0.13	0.16
Long-term equity awards and shareholder fees	0.01	0.14	0.04	0.16
Debt costs	—	0.33	—	0.33
Acquisition integration costs	—	0.02	—	0.05
Professional services	0.01	0.03	0.03	0.04
Fair market value adjustments	—	—	—	—
Annual effective tax rate adjustment	0.01	—	0.03	—
Other	—	0.03	0.01	0.03
Adjusted diluted earnings per share (a)	$0.41	$0.35	$0.68	$0.56

(a)
Represents fully diluted earnings (loss) per share for the three and six month periods ended June 30, 2015 on a pro-forma basis; calculation uses the total diluted shares used for the three and six month periods June 30, 2016 (70.2 and 70.0 million shares, respectively).